Exhibit 10.19
[Compellent Technologies, Inc. Letterhead]
July 30, 2009
Sherman Black
10764 Purdey Road
Eden Prairie, MN 55347
Dear Sherman,
On behalf of the Compellent Technologies Board of Directors and team, I am pleased to extend this offer for you to join our Board of Directors effective July 30, 2009.
This offer includes board fees of $20,500 per year and $6,000 per year for membership on the Audit Committee. All fees are paid quarterly during the third month of the quarter.
In addition to the cash fees above, you will also be granted a stock option valued at $250,000 using the pricing variables of the Black-Scholes option valuation model. I currently estimate this will approximate 31,250 shares but the exact number will be calculated as of your start date. The exercise price will be the “Fair Market Value” of the Company’s Common Stock as determined in accordance with the terms of the 2007 Plan, which is the closing price as reported on the NYSE on the grant date. The terms and vesting associated with these options are contained in the Employee Stock Option Agreement which is included with this letter. The option will vest over three years.
Your acceptance signature below indicates that Compellent has discussed the need to honor the confidentiality of current and previous employers’ and board directorship’s proprietary assets, has specifically informed you not to bring any proprietary assets belonging to a third party to Compellent, and that you understand that it is not acceptable for you to use those assets which rightfully belong to a current or previous employer or board directorships. Your acceptance signature below also indicates that you are not under any contractual obligations to any previous employer or third party that would preclude your membership on the Board of Directors with Compellent.
Sherman, the entire Compellent team is excited to have you join the team! Please signify your acceptance to this offer with your signature below and return a signed copy to Jack Judd, Chief Financial Officer, by July 31, 2009. Congratulations!

Sincerely,	Accepted by:

/s/ Phil Soran	/s/ Sherman Black

Phil Soran	Date: 7/30/09
President & CEO

Enclosures